Exhibit 10.5

CACI Separation & Severance Agreement and General Release

To: Stephen L. Waechter

Pursuant to our discussions concerning the terms of your separation, and in consideration of the mutual promises and understandings set forth below, this Separation & Severance Agreement and General Release (“Agreement”) sets forth the understandings and agreement between you and CACI, INC-FEDERAL (a CACI International Inc. subsidiary - hereinafter “CACI” or “Company”) concerning the terms of your separation from CACI employment.

1.	As set forth in your letter attached to this Agreement (and incorporated herein), you have tendered, and CACI has agreed to accept, your retirement effective January 9, 2007. This date shall be deemed your separation date for all purposes and for all benefit plans, including without limitation the 401(k) plan and the Executive Retirement Plan. The last day worked for which you will receive compensation is January 15, 2007, and you will be entitled to charge against unused vacation hours or floating holidays for the period from January 10, 2007 to January 15, 2007. If after January 15, 2007, you perform any consulting work on behalf of the Company, you will be paid at a rate of $750 for each day during which you work fewer than four hours and $1,500 for each day during which you work four or more hours.

2.	You agree to (i) use your best efforts to complete documentation associated with your separation, including final timecard, checkout sheet, final expense reports, instructions on disposition of your SMART Plan and/or other retirement plan balances, and any other reasonable and customary paperwork, by February 28, 2007; (ii) submit final expense reports, if any, to CACI for processing no later than February 28, 2007; and (iii) return your office keys, pass key and parking pass to CACI. CACI shall reimburse you for any expenses incurred by you in your capacity as an employee of CACI.

3.	CACI shall pay to you severance equal to twelve months of base salary at the pre-tax rate you were earning at a monthly rate of $26,060 with such payment to be made in accordance with the provisions of Paragraph 6 of your Severance Compensation Agreement dated September 1, 1999, subject to withholding of applicable payroll taxes and any other deductions that you previously authorized.

4.	Notwithstanding paragraph 1, CACI agrees to continue your Executive FLEX Plan group health coverage and executive supplement through January 31, 2007 on the same terms and conditions as if you were still employed, subject to any changes in the Plan. Your executive supplement will be limited to those services provided on or before January 9, 2007. After January 31, 2007, you will be eligible to continue coverage in the employee group health plan pursuant to COBRA for an additional eighteen (18) months by paying one hundred percent (100%) of the premium rate in effect at the time of your eligibility plus a two percent (2%) administrative fee, subject to the provisions of COBRA which will be explained to you during the conversion process conducted for all separating employees.

5.	CACI shall pay to you the cash value of any residual vacation that has been accrued but not used through January 15, 2007.

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CACI also shall provide you a sum equal to the amount (plus simple interest defined as the short term Applicable Federal Rate compounded monthly in effect for January 2007, to begin accruing on August 16, 2004 for the FY 2004 deferral and on August 18, 2006 for the FY 2006 deferral and continuing to accrue until payment) of your annual bonus that you directed toward the purchase of restricted stock units under the Management Stock Purchase Plan.

In addition, CACI shall contribute into your Executive Retirement Plan account the Company match for 2006 not yet credited, in the amount of $14,200.

6.	You will not be eligible to be paid any incentive compensation beyond January 9, 2007, with the exception of the following: you shall receive (a) $16,800 in lieu of any quarterly bonus attributable to the quarter ending December 31, 2006; and (b) $300,000 in lieu of all other incentive compensation.

7.	Stock option shares exercisable as of January 9, 2007 may be exercised by contacting the CACI Stock Option Administrator within 60 days of the foregoing date. Vested options not exercised within 60 days of the foregoing date shall forfeit and be cancelled, as will any options that are scheduled to become exercisable after the foregoing date.

8.	In consideration of the payments, promises, and understandings described above, you, your representatives, successors, and assigns do hereby completely release and forever discharge CACI, its shareholders, officers, parent, subsidiary and affiliated companies and all of their representatives, agents, directors, employees, attorneys, successors and assigns (hereinafter “Releasees”) from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which you may now have, or have ever had, against them arising from or in any way connected with the employment relationship between CACI and you, and any actions during such relationship, and/or the termination thereof, including, but not limited to, all “wrongful discharge” claims; all claims related to any contract of employment, express or implied; any covenant of good faith and fair dealing, express or implied; any tort of any nature; any federal, state, or municipal statute or ordinance; and any claims under Section 806 of the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act, the Americans With Disabilities Act, and any other laws or regulations relating to wages, benefits and employment discrimination, and any and all claims for attorneys’ fees and costs.

9.	CACI, its shareholders, officers, parent, subsidiary and affiliated companies and all of its representatives, agents, directors, employees, successors and assigns do hereby completely release and forever discharge you, your representatives, successors, and assigns from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which they may now have, or have ever had, against you arising from or in any way connected with the employment relationship between you and CACI, and any actions during that relationship.

10.	To the extent permitted by law, you agree and covenant that neither you, nor any person, organization or other entity on your behalf, will file, charge, claim, sue or cause or permit

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to be filed, charged or claimed, any civil action, suit, arbitration or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against the Releasees involving any matter covered by the general release contained in Paragraph 8 of this Agreement. You agree that a breach of the promises contained in this Paragraph will result in irreparable harm to CACI that cannot be satisfied through payment of monetary damages, and that CACI shall be entitled to obtain immediate injunctive relief from a court of competent jurisdiction to prevent you from pursuing any such claim or action. You further agree that should you breach this Paragraph you shall be liable to the Company for its attorneys’ fees and costs incurred in the enforcement of this Paragraph. You further agree that if any person, organization, or other entity should bring a claim against the Releasees involving any such matter, you will not accept any personal relief in such action.

11.	CACI agrees and covenants that neither CACI nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit, arbitration or other legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against you or your Releasees involving any matter that falls within the scope of Paragraph 9 above. CACI agrees that a breach of the promises contained in this Paragraph will result in irreparable harm to you that cannot be satisfied through payment of monetary damages, and that you shall be entitled to obtain immediate injunctive relief from a court of competent jurisdiction to prevent CACI from pursuing any such claim or action. CACI further agrees that should CACI breach this Paragraph CACI shall be liable to you for your attorney’s fees and costs incurred in the enforcement of this Paragraph. CACI further agrees that if any person, organization, or other entity should bring a claim against you and your Releasees involving any such matter, CACI will not accept any personal relief in such action.

12.	Except as specifically authorized, you will not disclose, publish, use, or permit anyone else to disclose, publish, or use any proprietary or confidential information or trade secrets of CACI, or of CACI’s clients, business partners, or subcontractors, at any time after your employment with CACI. In the event you are not certain whether a given category or piece of information is considered to be proprietary and confidential to CACI, its clients, business partners or subcontractors, you shall deem such information to be proprietary and confidential and treat it in accordance with the restrictions of this Paragraph. This obligation shall continue so long as such information remains legally protectable as to persons receiving it in a confidential relationship. You will also return to CACI any proprietary or confidential material you possess at the end of your employment.

13.

You agree that both the existence of this Agreement and the terms and conditions of this Agreement are strictly confidential. You further agree that in consideration of the payments to be made to you by CACI pursuant to this Agreement you will refrain from disparaging, commenting on, offering opinions about, or otherwise discussing CACI, its business, its directors, officers, employees, subsidiaries, parents, managing member, affiliates or related business entities, and the circumstances of and/or leading to your separation, provided, however, that you may make statements regarding your general responsibilities and period of employment at CACI. For purposes of this Agreement, the term ‘disparage’ includes

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without limitation, comments or statements to the press or to any individual or to any entity which comments or statements would adversely affect in any manner the business reputation of CACI (or any of its directors, officers, employees, subsidiaries, parents, managing member, affiliates or related business entities). You agree that should CACI establish after a hearing conducted before a court or arbitrator that you committed any breach of the promises contained in this Paragraph, CACI shall be entitled to full recovery of the payments made to you pursuant to Paragraphs 3 and 6 of this Agreement, in addition to any other damages allowed by law. CACI agrees to keep the terms of this Agreement confidential, limited to those with a need to know and within the parameters set forth below. CACI agrees to refrain from disparaging, defaming, or otherwise making negative comments about you.

14.	Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, all cash payments to be made to you under Paragraph 3 of this Agreement shall be paid in a single lump sum on July 9, 2007. All other cash payments made to you under this Agreement shall be paid in a lump sum no later than February 28, 2007. You agree that, in the event any taxing authority determines that the monies payable to you may be taxable, you are solely responsible for the payment of all such taxes and penalties assessed against you, except for legally mandated employer contributions, and that CACI has no duty to defend you against any such tax claim, penalty or assessment. You agree to cooperate in the defense of any such claim brought against CACI. CACI agrees to cooperate in defense of any such claim brought against you.

15.	You acknowledge that you have been given an opportunity and encouraged by CACI to review this Agreement with an attorney prior to signing it. You have until January 23, 2007 to accept and return a signed original or fax of this agreement to counsel for CACI at the fax number designated.

16.	In the event any controversy or dispute in connection with the validity, construction, application, enforcement or breach of this Agreement, it shall be settled first by submission to the American Arbitration Association (“AAA”) for non-binding mediation. In the event mediation fails to resolve the matter within forty-five (45) days after submission to the AAA, either party may resort to litigation in any court of competent jurisdiction. The party that prevails in such litigation will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the non-prevailing party.

17.

You agree to cooperate, to the extent consistent with your other professional obligations, with CACI and with legal counsel representing CACI (“CACI Counsel”) in connection with any legal matters relating to CACI in which CACI determines that you are a relevant witness. Your cooperation will include meeting with CACI Counsel, providing CACI Counsel with requested information and documentation in your possession and control, consenting to depositions and interviews, and appearing as a witness on behalf of CACI in any private or government lawsuit in which CACI is a party (at CACI’s expense for reasonable, pre-approved, out-of-pocket travel and lodging costs), or any government investigation, formal or informal, in which CACI is a target, subject, or called upon to be interviewed or examined under oath as a third party. You will be compensated for such cooperation at the rates specified in Paragraph 1 above. You agree that you will not,

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without CACI’s consent, voluntarily assist or cooperate in any way with any party or attorney in any private lawsuit in which CACI is a party. You further agree that you will not voluntarily participate in any such action, and that you will not solicit, encourage, or do anything to induce any party to bring such an action. You further agree to provide CACI, within three (3) business days, written notice if any party or attorney not affiliated with CACI attempts to contact you in connection with any such action.

Except as otherwise provided in this Agreement, you are entitled to appoint your own counsel at your own expense to represent you in connection with any legal matters covered by this Paragraph of this Agreement. The selection by you of your own counsel shall in no way detract from or interfere with any of the obligations to cooperate with CACI that you have agreed to herein.

In accordance with the Company’s By-laws (as in force on January 9, 2007), the Company shall indemnify you and hold you harmless against all expense, liability and loss (including reasonable attorneys’ fees as determined by reference to the Laffey matrix, litigation costs, judgment, fines, and, if approved by the Board of Directors, amounts paid or to be paid in settlement) reasonably incurred by you in connection with any actual or threatened action, lawsuit, or other legal proceeding, whether civil, criminal, investigative, or administrative, relating to actions taken by you in your capacity as an officer, employee, agent, and/or representative of CACI. In accordance with established practice, in the absence of a conflict of interest you agree to be represented by the same counsel selected by CACI to represent its interests in the matter to which you have been named as a party or as a witness. In the event of a dispute with respect to the existence of a conflict, you and CACI agree to be bound by the advice of the Bar Counsel for the Commonwealth of Virginia as to the existence of a conflict of interest as between you and CACI that would entitle you to separate representation. Should such a conflict of interest exist, CACI shall pay reasonable fees and expenses (as determined by reference to the Laffey matrix) incurred on your behalf by attorneys selected and retained by you in your absolute discretion.

18.	Unless specifically modified herein, the terms and conditions of your Employment Agreement dated March 19, 1999, and the Severance Compensation Agreement dated September 1, 1999, shall remain in full force and effect after the effective date of this Agreement. This Agreement together with the foregoing agreements shall constitute the entire understanding of the parties on the subjects covered. In the event that any provisions included in the three agreements are inconsistent, the provision in the later agreement shall govern. You expressly warrant that you have read and fully understand this Agreement; that you have had the opportunity to have the terms of this Agreement fully explained to you; that you are not executing this Agreement in reliance on any promise, representation or inducement other than those contained herein; and that you are executing this Agreement voluntarily, free of any duress or coercion.

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19.	This Agreement shall be construed and governed by the laws of the Commonwealth of Virginia, without regard to its conflict of law principles. The parties hereto further agree that if, for any reason, any provision herein is determined by an arbitrator or a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall nonetheless remain binding and in effect.

Agreed to and accepted:

/s/	1/23/07
Stephen L. Waechter	Date

Agreed to on behalf of CACI:

/s/	1/23/07
Arnold D. Morse	Date
Chief Legal Officer

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